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                                                                    EXHIBIT 21.1

Subsidiary Information


Corel Corporation Limited
Europa House
3/rd/ Floor
Harcourt Street
Dublin 2, Ireland


Corel, Inc.
567 Timpanogos Parkway
Orem, Utah
USA 84507


Corel Corporation (U.S.A.)
567 Timpanogos Parkway
Orem, Utah
USA 84507


Corel International Corp.
c/o Peat Marwick Associates Limited
Hastings, Christ Church
Barbados

                                     F-62